Exhibit 10.2

AMENDED AND RESTATED LOAN AGREEMENT

between

MPLX LP
As the Borrower

and

MPC INVESTMENT LLC
As the Lender

Dated as of July 31, 2019

AMENDED AND RESTATED LOAN AGREEMENT

THIS AMENDED AND RESTATED LOAN AGREEMENT (as may be amended, restated, supplemented or otherwise modified from time to time, this “Agreement”) is entered into as of July 31, 2019 (the “Effective Date”), by and between MPLX LP, a Delaware limited partnership (the “Borrower”), and MPC Investment LLC, a Delaware limited liability company (the “Lender”). The Borrower and the Lender may be singularly referred to as a “Party” and collectively referred to as the “Parties.”

WITNESS:

WHEREAS, the Lender and the Borrower are currently parties to a Loan Agreement, dated as of December 4, 2015 and amended as of April 27, 2018 (the “Loan Agreement”), providing for an uncommitted, revolving loan facility pursuant to which the Lender makes loans to the Borrower, as requested by the Borrower and agreed to by the Lender, of up to $1 billion in aggregate principal amount of loans at any one time outstanding; and

WHEREAS, on July 30, 2019, the Borrower completed its acquisition of Andeavor Logistics LP, a Delaware limited partnership (“ANDX”), pursuant to an Agreement and Plan of Merger, dated as of May 7, 2019, among the Borrower, ANDX, MPLX GP LLC, a Delaware limited liability company and general partner of the Borrower (the “General Partner”), Tesoro Logistics GP, LLC and MPLX MAX LLC; and

WHEREAS, Section 7.6 of the Fifth Amended and Restated Agreement of Limited Partnership of the Borrower provides that the General Partner or any of its affiliates may lend to the Borrower, and the Borrower may borrow from the General Partner or any of its affiliates, funds needed or desired by the Borrower for such periods of time and in such amounts as the General Partner may determine; and

WHEREAS, the Lender is the sole member of the General Partner and beneficially owns, directly and indirectly through its subsidiaries, a limited partner interest in the Borrower and, as such, the Lender stands to benefit from the extension of credit to the Borrower hereunder;

WHEREAS, to provide additional credit support to the Borrower in connection with its recent acquisition of ANDX, the Lender has agreed to amend and restate the Loan Agreement on the terms and conditions set forth herein to, among other things, increase the maximum borrowing capacity thereunder to up to $1,500,000,000 of aggregate borrowings at any one time outstanding and to extend the term for an additional five years commencing on the Effective Date.

NOW, THEREFORE, in consideration of the promises and mutual representations, warranties and covenants in this Agreement, the Parties hereby agree as follows:

ARTICLE 1
DEFINITIONS

1.1    Capitalized terms used in this Agreement have the meanings and are subject to the rules of construction set forth in Appendix A.

ARTICLE 2
LOAN

2.1    Loans. Subject to the terms provided for in this Agreement, the Lender shall from time-to-time on or after the Effective Date make loans to the Borrower on a revolving basis (each, a “Loan” and collectively, the “Loans”), as requested by the Borrower and agreed to by the Lender (in the Lender’s sole discretion), in amounts that do not result in the aggregate principal amount of all Loans at any one time outstanding exceeding $1,500,000,000.

2.2    Maturity. The entire unpaid principal amount of the Loans (together with all accrued and unpaid interest and other amounts, if any, payable hereunder) shall mature and become due and payable on the fifth anniversary of the Effective Date (such date, the “Maturity Date”). Notwithstanding the foregoing, the Lender may demand payment of all or any portion of the outstanding principal amount of the Loans (together with all accrued and unpaid interest and other amounts, if any, payable hereunder) at any time prior to the Maturity Date by providing written demand to the Borrower, provided that the Lender may not make any partial demand for payment in an amount less than $2,000,000. The Borrower shall pay any amounts so demanded no later than three business days following the receipt by the Borrower of the written demand for payment.

2.3    Optional Prepayment. The Borrower may, at any time prior to the Maturity Date and without penalty, pay all or any portion of the unpaid principal amount of the Loans (together with all accrued and unpaid interest and other amounts, if any, payable hereunder), provided that the Borrower may not make any partial prepayment in an amount less than $2,000,000.

2.4    Promissory Note. The Loans will be evidenced by a single Non-negotiable Promissory Note, dated as of the Effective Date in substantially the form attached hereto as Appendix B (the “Promissory Note”), to be executed by the Borrower payable to the Lender and delivered to the Lender concurrently with the execution and delivery of this Agreement. The Lender shall record, on a schedule to the Promissory Note, (i) the amount and date of each Loan made by the Lender to the Borrower pursuant to Section 2.1, (ii) the amount of interest that accrues on the outstanding principal amount of each outstanding Loan during each Interest Period, (iii) the date and amount of each payment of interest or principal made by the Borrower and (iv) the balance of the principal amount of all outstanding Loans, including unpaid and accrued interest, if any, as of the end of each Interest Period, provided that the failure of the Lender to record such information or any error therein shall not in any manner affect the validity or enforceability of the Borrower’s obligations hereunder. The schedule to the Promissory Note, as maintained by the Lender, shall be presumed accurate and complete absent manifest error.

2.5    Payments of Principal and Interest. The Borrower shall make all payments of principal and interest or other amounts, if any, that are required to be made under this Agreement by wire, electronic or interbank transfer of immediately available funds to an account or accounts designated by the Lender. Any payments received by the Lender from the Borrower shall first be applied to any unpaid interest and other amounts, if any, that are then due and payable with the remainder of such payments to be applied to the unpaid principal amount of the Loan.

ARTICLE 3
INTEREST

3.1    Interest. Interest shall accrue on the unpaid principal amount of the Loans at a rate equal to the sum of (i) the one (1) month term, London Interbank Offered Rate (LIBOR Rate) for dollar deposits, as published by Bloomberg (or if Bloomberg no longer publishes such rate, then as published by the Financial Times of London) on the first Business Day of such Interest Period, plus (ii) a premium of one hundred twenty-five basis points (1.25%) or such lower premium applicable to one-month LIBOR based borrowings under the Credit Facility. Interest shall be calculated for each Interest Period on the daily principal balance of the Loan outstanding during such Interest Period on the basis of a year of 360 days for the actual number of days elapsed. The Lender’s calculation of interest accruing on any Loan shall be presumed accurate absent manifest error. In the event that borrowings based on the LIBOR Rate (or a derivative thereof) cease to be available to the Borrower under the Credit Facility, the Borrower and the Lender shall negotiate in good faith to amend this Agreement to provide for a mutually agreeable replacement interest rate.

3.2.    Interest Payments. The Borrower shall pay interest in arrears on the last day of each Interest Period (or if such day is not a business day, the first business following the end of the Interest Period); provided, however, that (i) any interest accrued pursuant to Section 3.3 shall be payable on demand and (ii) in the event of a repayment demand by the Lender or prepayment by the Borrower of the principal amount of the Loans outstanding (or any portion thereof), the accrued and unpaid interest on the principal amount of the Loans repaid shall be payable on the date of such repayment.

3.3    Delinquent Payments. Notwithstanding the foregoing, if any principal payment, interest or other amount, if any, required to be paid on any Loan is not paid when due and payable hereunder, such overdue amount shall bear interest, after as well as before judgment, on the basis of a year of 360 days for the actual number of days elapsed through the date of payment, at a rate per annum equal to two percentage points (2.00%) plus the interest rate otherwise payable on the principal balance of such Loan as provided in Section 3.1.

ARTICLE 4
WARRANTIES

Each Party hereby represents and warrants to the other, as of the Effective Date, that:
4.1    Organization; Powers. Such Party (a) is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, (b) has all the requisite power and authority to carry on its business as now conducted and (c) except where the failure to be so qualified or in good standing would not reasonably be expected to have a Material Adverse Effect, is qualified to do business in, and is in good standing in, every jurisdiction where such qualification is required.
4.2    Authorization; Enforceability. The execution, delivery and performance by such Party of this Agreement and the other Loan Documents are within such Party’s limited liability company or limited partnership powers, as applicable, and have been duly authorized by all necessary limited liability company or limited partnership action, as applicable. This Agreement has been, and each other Loan Document when delivered hereunder will have been, duly executed and delivered by each Party that is a party thereto. This Agreement constitutes, and each other Loan Document when so executed and delivered will constitute, a legal, valid and binding obligation of each Party that is a party thereto, enforceable against such Party in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.
4.3    Governmental Approvals; No Conflicts. The execution, delivery and performance by each Party of this Agreement and each other Loan Document to which it is a party (a) do not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority, except such as have been obtained or made and are in full force and effect, (b) will not violate in any material respect any law or regulation or any order of any Governmental Authority, in each case, applicable to or binding upon such Party or any of its property, (c) will not violate or result in a default under any indenture, agreement or other instrument binding upon such Party, or by which any property or asset of such Party is bound, except to the extent that a Material Adverse Effect would not reasonably be expected to result therefrom and (d) will not violate the organizational documents of such Party.
ARTICLE 5
COVENANTS

From and after the Effective Date and until the principal amount of all Loans, interest and other amounts, if any, payable by the Borrower hereunder have been paid in full (other than indemnities and other contingent obligations not then due and payable and as to which no claim has been made), the Borrower covenants and agrees with the Lender that:

5.1    Existence; Conduct of Business. The Borrower will do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence and the rights, licenses, permits, privileges and franchises material to the conduct of its business, except to the extent that the failure to maintain and preserve the same would not reasonably be expected to result in a Borrower Material Adverse Effect.
5.2    Payment of Taxes and other Obligations. The Borrower will pay its Tax liabilities and other governmental obligations which, if unpaid, would reasonably be expected to result in a Lien upon any property of the Borrower before the same shall become delinquent or in default, except to the extent that (a) the validity or amount thereof is being contested in good faith by appropriate proceedings or (b) the failure to make such payment would not reasonably be expected to result in a Borrower Material Adverse Effect.

5.3    Maintenance of Properties; Insurance. The Borrower will (a) maintain all property material to the conduct of its business in good working order and condition, ordinary wear and tear excepted, and (b) maintain, with financially sound and reputable insurance companies, insurance in such amounts and subject to such self-insured retentions as is reasonably necessary, in the judgment of the Borrower, to adequately protect the Borrower’s assets and properties and insure the Borrower against risks customarily insured against in the Borrower’s industry.
5.4    Books and Records; Inspection Rights. The Borrower shall maintain proper books of record and account in which complete and accurate entries, in all material respects, are made of its financial and business transactions to the extent required by GAAP and applicable law. The Borrower will permit any representatives designated by the Lender, at the Lender’s expense (unless an Event of Default has occurred and is continuing, in which case it shall be at the Borrower’s sole expense) and upon reasonable prior notice and subject to any applicable restrictions or limitations on access to any facility or information that is classified or restricted by contract or by law, regulation or governmental guidelines, to visit and inspect the Borrower’s properties, to examine and make extracts from the Borrower’s books and records, and to discuss the Borrower’s affairs, finances and condition with the Borrower’s officers and independent accountants.
5.5    Compliance with Laws. The Borrower shall comply with all laws, rules, regulations and orders of any Governmental Authority applicable to it or its property, except where the failure to do so would not reasonably be expected to result in a Borrower Material Adverse Effect.
5.6    Compliance with Revolving Credit Facility. The Borrower will comply in all material respects with the covenants, terms and conditions to which it is subject under the Credit Facility.
5.7    Use of Proceeds. The Borrower shall use the proceeds from the Loans for general partnership purposes.
ARTICLE 6
EVENTS OF DEFAULT

If any of the following events (each, an “Event of Default”) occur on or after the Effective Date and prior to the payment in full of the principal amount of the Loans, interest and other amounts, if any, payable by the Borrower hereunder have been paid in full (other than indemnities and other contingent obligations not then due and payable and as to which no claim has been made):
6.1    the Borrower fails to make any payment on the principal of any Loan when and as the same shall become due and payable hereunder;
6.2    the Borrower fails to make any interest payment on any Loan or fails to make any other payment, if any, required to be under this Agreement (other than an amount referred to in Section 6.1), when and as the same shall become due and payable, and such failure shall continue unremedied for a period of 10 days after the Borrower receives written demand for payment from the Lender;

6.3    any representation or warranty made by the Borrower in this Agreement or any other Loan Document shall prove to have been inaccurate when made without giving effect to any materiality or Material Adverse Effect qualifier contained therein and such inaccuracy is reasonably likely to result in a Borrower Material Adverse Effect;
6.4    the Borrower fails to observe or perform any covenant or agreement contained in this Agreement or other Loan Document, and such failure shall continue unremedied for a period of 30 days after receipt of notice thereof from the Lender to the Borrower;
6.5    an involuntary proceeding is commenced, or an involuntary petition is filed, in any court of competent jurisdiction seeking (i) liquidation, reorganization or other relief in respect of the Borrower or its debts, or of a substantial part of its assets, under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect or (ii) the appointment of a receiver, trustee, custodian, conservator or similar official for the Borrower or for a substantial part of its assets, and, in any such case, such proceeding or petition shall continue undismissed for 60 days or an order or decree approving or ordering any of the foregoing shall be entered by such court;
6.6    the Borrower shall (i) voluntarily commence any proceeding or file any petition seeking liquidation, reorganization or other relief under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in Section 6.5, (iii) apply for or consent to the appointment of a receiver, trustee, custodian, conservator or similar official for the Borrower or for a substantial portion of its assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors or (vi) take any corporate action for the purpose of effecting any of the foregoing;
6.7    the Borrower shall become unable, admit in writing its inability or fail generally to pay its debts as they become due; or
6.8    any event of default occurs and is continuing under the Credit Facility.
then, and in every such event the Lender may, upon written notice to the Borrower, declare the principal amount of each Loan then outstanding (together with all accrued and unpaid interest thereon, and other amounts, if any, required to be paid hereunder) due and payable immediately, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower.
ARTICLE 7
MISCELLANEOUS

7.1    Notices. (a)    All notices and other communications required or permitted to be provided under this Agreement or any other Loan Document shall be in writing and shall be sent via electronic mail and confirmed by hard copy delivery by hand or overnight courier service, mailed by certified or registered mail, as follows:
(i)    if to the Borrower, to:

MPLX LP
c/o MPLX GP LLC
200 E. Hardin Street
Findlay, Ohio 45840
Attention: Treasurer
pgilgen@marathonpetroleum.com; or
(ii)    if to the Lender, to:
MPC Investment LLC
539 S. Main St.
Findlay, Ohio 45840
Attention: Treasurer
tkaczynski@marathonpetroleum.com.
(b)    Any Party may change its address or electronic mail address for notices and other communications hereunder by providing notice to the other Party hereto in accordance with this Section 7.1. Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received. Notices sent by electronic email shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next business day for the recipient).
7.2    Waivers; Amendments. No failure or delay by the Lender in exercising any right or power hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Lender hereunder are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver or amendment or other modification of any provision of this Agreement will be effective except as agreed to in writing by the Borrower and the Lender.
7.3    Expenses.    The Borrower shall pay all reasonable and documented out of pocket expenses incurred by the Lender, including the reasonable attorney fees, in the preparation and administration of this Agreement and any amendments, modifications or waivers of the provisions hereof, or in connection with the enforcement or protection of the Lender’s rights hereunder.
7.4    Indemnity.    The Borrower shall indemnify the Lender and any of its affiliates, excluding the Borrower or any of its subsidiaries (each such person, an “Indemnified Person”), against, and hold the Indemnified Persons harmless from, any and all losses, claims, damages, judgements, settlements, liabilities, obligations and costs and expenses, including reasonable attorney fees and defense costs (collectively, “Losses”) incurred by, asserted against or otherwise involving an Indemnified Person arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement or any other Loan Document, the performance by the Parties hereto of their respective obligations under this Agreement or other Loan Document or the consummation of the transactions contemplated hereby, (ii) the enforcement of the Lender’s rights or the rights of any other Indemnified Person under this Agreement or other Loan Document, (iii)

the Loans or the use of the proceeds therefrom or (iv) any actual or prospective claim, suit, cause of action, litigation, investigation or proceeding relating to any of the foregoing (a “Covered Proceeding”), whether based on contract, tort or any other theory and regardless of whether the Lender or other Indemnified Person is a party thereto and regardless of whether brought by a third party or by the Borrower; provided; however, that the foregoing indemnity shall not be available to the extent that such Losses are determined by a final, non-appealable judgment of a court of competent jurisdiction to primarily arise out of the willful misconduct or gross negligence of the Lender or other Indemnified Person. The Borrower shall promptly, upon demand, reimburse the Lender or other Indemnified Person for any costs and expenses (including reasonable attorney fees and defense costs) incurred in any Covered Proceeding, provided that the Lender or other Indemnified Person undertakes in writing to repay any such costs or expenses so reimbursed upon a final, non-appealable judgment of a court of competent jurisdiction that the Lender or other Indemnified Person is not entitled to indemnification with respect to such Covered Proceeding.
7.5    Successors and Assigns. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, provided, however, that the Borrower may not assign, delegate or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Lender (and any attempted assignment or transfer by the Borrower without such consent shall be null and void).
7.6    No Third Party Beneficiaries. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any person or entity other than the Parties and their respective successors and permitted assigns any legal or equitable right, remedy or claim under or by reason of this Agreement.
7.7    Survival. All covenants, agreements, representations and warranties made by the Borrower herein or in any other Loan Document shall be considered to have been relied upon by the Lender and shall survive the execution and delivery of this Agreement and the making of any Loan, regardless of any investigation made by the Lender or on its behalf and notwithstanding that the Lender may have had notice or knowledge of any incorrect representation or warranty at the time of making any Loan or entering into this Agreement or other Loan Document, and shall continue in full force and effect until the principal balance of all Loans, interest and other amounts, if any, payable hereunder by the Borrower are paid in full, at which time all covenants, agreements, representations and warranties will automatically, without any further action by the Parties, terminate and be of no further force and effect except as with respect to any claims for indemnification arising out of events occurring prior to the effective date of such termination.
7.8    Counterparts; Integration. This Agreement and the other Loan Documents may be executed in counterparts, each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement and the other Loan Documents constitute the entire agreement among the Parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. This Agreement shall be deemed to amend and restate and replace in its entirety the Loan Agreement. Any Loans outstanding under the Loan Agreement on the Effective Date will be deemed to be Loans made and outstanding under this Agreement and reflected on the Promissory Note.

7.9    Severability. Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof, and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.
7.10    Right of Setoff. If an Event of Default occurs and is continuing, the Lender is hereby authorized at any time and from time to time, to the fullest extent permitted by applicable law, to set off and apply any or all of the existing payment obligations of the Lender or any of its affiliates to the Borrower against any or all of the obligations of the Borrower which are then due and payable under this Agreement. The Lender agrees to promptly notify the Borrower after any such setoff; provided, however, that the failure to give such notice shall not affect the validity of such setoff and application.
7.11    Governing Law; Jurisdiction; Consent to Service of Process. (a)    This Agreement and the other Loan Documents shall be construed in accordance with and governed by the law of the State of Ohio.
(b)    Each party hereto hereby irrevocably and unconditionally submits to the exclusive personal jurisdiction of the United States District Court for the Northern District of Ohio, or if such court is not permitted to adjudicate such matter under federal law, to any Ohio state court of first impression, in any action or proceeding arising out of or relating to this Agreement, any other Loan Document or the transactions contemplated hereby or thereby, and each party hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined solely in such courts. Each party hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.
(c)    Each party hereto hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement, any other Loan Document or the transactions contemplated hereby or thereby in any court referred to in paragraph (b) of this Section 7.11. Each party hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.
(d)    Each party hereto irrevocably consents to service of process in the manner provided for notices in Section 7.1 above. Nothing in this Agreement will affect the right of any Party to this Agreement to serve process in any other manner permitted by law.
7.12    WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT

OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 7.12.
7.13    Headings. Article and Section headings used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.
7.14    Interest Rate Limitation. Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan, together with all fees, charges and other amounts, if any, which are treated as interest on such Loan under applicable law shall exceed the maximum lawful rate (the “Maximum Rate”) which may be contracted for, charged, taken, received or reserved by the Lender holding such Loan in accordance with applicable law, the rate of interest payable in respect of such Loan hereunder, together with all fees, charges and other amounts payable in respect thereof, shall be limited to the Maximum Rate.

IN WITNESS WHEREOF, each of the Parties has executed this Amended and Restated Loan Agreement as of the Effective Date.

MPC INVESTMENT LLC

By:	/s/ Thomas Kaczynski
Thomas Kaczynski
Vice President and Treasurer

MPLX LP

By:	MPLX GP LLC, its General Partner

By:	/s/ Peter Gilgen
Peter Gilgen
Vice President and Treasurer

APPENDIX A

DEFINITION OF TERMS

Introductory Note--Construction. Whenever the context requires, the gender of all words used in this Agreement includes the masculine, feminine and neuter and terms defined in the singular have the corresponding meanings in the plural, and vice versa. Except as this Agreement otherwise specifies, all references herein to any law, are references to that law (and any rules and regulations promulgated thereunder), as the same may have been amended. The word “includes” or “including” means “including, but not limited to,” unless the context otherwise requires. The words “shall” and “will” are used interchangeably and have the same meaning. The words “this Agreement,” “hereof,” “hereby,” “herein,” “hereunder” and similar terms in this Agreement refer to the agreement as a whole and not any particular Section or Article in which such words appear. If a word or phrase is defined, its other grammatical forms have a corresponding meaning. Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless business days are specified. Time periods within or following which any payment is to be made or an act is to be done shall be calculated by excluding the day on which the time period commences and including the day on which the time period ends. Unless specifically provided for in this Agreement, the term “or” shall not be deemed to be exclusive. References to a person are also to its successors and/or permitted assigns, if any. All exhibits and annexes attached to this Agreement constitute a part of this Agreement and are incorporated herein for all purposes. All references to currency in this Agreement shall be to, and all payments required under this Agreement shall be paid in, lawful currency of the United States.

Definitions.

“Agreement” has the meaning set forth in the preamble.

“ANDX” has the meaning set forth in the recitals.

“Borrower” has the meaning set forth in the preamble.

“Borrower Material Adverse Effect” means a material adverse effect on (a) the business, operations, property or financial condition of the Borrower, (b) the ability of the Borrower to perform its obligations under the Loan Documents or (c) the rights and remedies of the Lender under the Loan Documents.

“Covered Proceeding” has the meaning set forth in Section 7.4.

“Credit Facility” means that certain Amended and Restated Credit Agreement, dated as of July 26, 2019, by and among the Borrower, as borrower, Wells Fargo Bank, National Association, as administrative agent, and the other financial banking institutions that are parties thereto, as may be further amended, amended and restated, supplemented, modified, replaced or superseded.

“Effective Date” has the meaning set forth in the preamble.

“Event of Default” has the meaning set forth in Article 6.

“General Partner” has the meaning set forth in the recitals.

“Governmental Authority” means any federal, state, local, foreign, multi-national, supra-national, national, regional or other governmental agency, authority, administrative agency, regulatory body, commission, board, bureau, agency, officer, official, instrumentality, court or arbitral tribunal having governmental or quasi-governmental powers or any other instrumentality or political subdivision thereof; provided, however, that such term shall not include any entity or organization that is engaged in industrial or commercial operations and is wholly or partly owned by any government, to the extent that such entity or organization is acting in a commercial capacity.

“Indemnified Person” has the meaning set forth in Section 7.4.

“Interest Period” means each successive calendar month during which any principal amount or interest on the Loans is outstanding.

“Lender” has the meaning set forth in the preamble.

“Lender Material Adverse Effect” means a material adverse effect on (a) the business, operations, property or financial condition of the Lender or (b) the ability of the Lender to perform its obligations under the Loan Documents.

“Loan” has the meaning set forth in Section 2.1.

“Loan Agreement” has the meaning set forth in the recitals.

“Loan Documents” means collectively, this Agreement, the Promissory Note and each other ancillary agreement, certificate, instrument or other document required or contemplated to be executed in connection with this Agreement or any Loan.

“Losses” has the meaning set forth in Section 7.4.

“Material Adverse Effect” means a Borrower Material Adverse Effect or a Lender Material Adverse Effect, as applicable.

“Maturity Date” has the meaning set forth in Section 2.2.

“Maximum Rate” has the meaning set forth in Section 7.14.

“Party” has the meaning set forth in the preamble.

“Promissory Note” has the meaning set forth in Section 2.4

“Tax” means (i) any and all federal, state, provincial, county, local or foreign taxes or levies of any kind and any and all other like assessments, customs, duties, imposts, charges or fees, including income, gross receipts, ad valorem, value added, excise, real property, personal property, escheat, asset, sales, use, franchise, license, payroll, transaction, capital, capital gains, net worth, withholding, estimated, social security, utility, workers’ compensation, severance, disability, wage, employment, production, unemployment compensation, occupation, premium, windfall profits, transfer, gains, alternative or add-on minimum, stamp, documentary, recapture, business license, business organization, environmental, profits, lease, or other taxes or other charges imposed by or on behalf or payable to any Governmental Authority, together with any interest, fines, penalties, assessments, or additions resulting from, attributable to, or incurred in connection with any of the foregoing (whether or not disputed) and (ii) any transferee or other secondary or non-primary liability or other obligations with respect to any item in clause (i) above, whether such liability or obligation arises by assumption, operation of law, contract, indemnity, guarantee, as a successor or otherwise).